--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                              SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                CFI PROSERVICES, INC.
                (Exact Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
       1) Title of each class of securities to which transaction applies:
       2)   Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       4)   Proposed maximum aggregate value of transaction:
       5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1)   Amount Previously Paid:
       2)   Form, Schedule or Registration Statement No.:
       3)   Filing Party:
       4)   Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               CFI PROSERVICES, INC.
                                400 SW SIXTH AVENUE
                               PORTLAND, OREGON 97204
                                   (503) 274-7280

                          --------------------------------
                   NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                          --------------------------------

To the Shareholders:

The 1998 annual meeting of shareholders of CFI ProServices, Inc. (the "Company") will be held at the Hotel Vintage Plaza, located at 422 S.W. Broadway, Portland, Oregon 97205, on Friday, May 15, 1998, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

       (1) elect two (2) Class 2 directors with terms expiring in 2001 (Proposal 1);
       (2) ratify the selection of Arthur Andersen LLP as the Company's auditors for the year ending December 31, 1998 (Proposal 2); and
       (3) transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of Common Stock of record at the close of business on March 31, 1998 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY VOTE IN PERSON AT THE MEETING, WHETHER OR NOT YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

                              By Order of the Board of Directors,


                              Robert T. Jett
                              SECRETARY

Portland, Oregon
April 7, 1998

                               CFI PROSERVICES, INC.
                                400 SW SIXTH AVENUE
                               PORTLAND, OREGON 97204
                                   (503) 274-7280

                     ------------------------------------------
                                  PROXY STATEMENT
                        1998 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON MAY 15, 1998

SOLICITATION AND REVOCATION OF PROXIES
The Board of Directors of CFI ProServices, Inc. (the "Company") is soliciting the proxies of all holders of the Company's Common Stock who may be unable to personally attend the annual meeting of shareholders to be held at the Hotel Vintage Plaza, located at 422 S.W. Broadway, Portland, Oregon 97205, on Friday, May 15, 1998, at 10:00 a.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly.

The Company's Annual Report for the fiscal year ended December 31, 1997, including audited financial statements, is being provided to all shareholders contemporaneously herewith. This Proxy Statement, the accompanying proxy card, and Annual Report are being mailed to shareholders commencing April 7, 1998.

All shares represented by proxies, which have been properly executed and returned to the Company, will be voted at the meeting. Where a shareholder eligible to vote specifies a choice by means of the ballot space provided in the proxy, the shares will be voted in accordance with the specification so made.
If no specification is made, such shares will be voted FOR each Item. The proxy may be revoked by you at any time before it is exercised by delivering to the Company a later dated proxy, by giving written notice of revocation to the Secretary of the Company at the Company's address shown above, or by attending the meeting and voting your shares in person.

The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders, by officers or regular employees of the Company. All expenses of the Company associated with this solicitation will be borne by the Company. In addition, the Company reserves the right to utilize the services of an independent proxy solicitation firm to assist with the solicitation of proxies. If the services of an independent proxy solicitation firm are used, the cost is estimated not to exceed $5,000.

VOTING SECURITIES OF THE COMPANY
The Company had 5,002,308 shares of Common Stock outstanding on March 31, 1998. Each holder of Common Stock of record at the close of business on March 31, 1998, will be entitled to one vote on all matters properly submitted at the meeting for each share of Common Stock so held of record. A majority of shares of Common Stock outstanding at the close of business on March 31, 1998 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

 IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.  YOU ARE URGED,
   REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO SIGN AND RETURN YOUR PROXY.

                                     PROPOSAL 1.
                                ELECTION OF DIRECTORS

The Company's Articles of Incorporation provide that the Board of Directors shall be fixed as provided by the Bylaws, but the number of directors shall be not less than three (3). The Company's Bylaws provide that the Board of Directors shall consist of not less than three (3) nor more than nine (9) directors. The Articles and Bylaws also provide that at any time when the Board of Directors consists of six (6) or more members, in lieu of electing the entire Board of Directors annually, the Board shall be divided into three (3) classes, with the method of classification made by the director then serving as Chairman of the Board. Members of each of the three classes of directors generally are elected to serve a three-year term, with the terms of office of each class ending in successive years.

Currently the Board of Directors consists of seven (7) directors divided into three classes. Of these, four (4) Directors are continuing their terms after the Company's 1998 Annual Meeting and two (2) Directors are standing for reelection at the Company's 1998 Annual Meeting.

CLASS 2 DIRECTORS. The Chairman has designated Eran S. Ashany and Robert P. Chamness as Class 2 Directors. Mr. Ashany was elected to the Board of Directors by the Company's shareholders at the 1995 annual meeting. Mr. Chamness was elected at the 1997 annual meeting as a Class 1 Director and was reclassified in 1998 as a Class 2 Director by the Chairman of the Board. These two Directors are nominees for election to the Board as Class 2 Directors to serve until the 2001 annual meeting, or until their successors have been duly elected and qualified.

In case either of the Class 2 Director nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why either of the nominees would be unable to serve if elected.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH NOMINEE LISTED.

Directors are elected by a plurality of the votes of the shareholders present or represented by proxies at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                       CLASS 2
                                  (TERM ENDING 2001)

ERAN S. ASHANY
Director
Allen & Company Incorporated                                           Age: 35
New York, New York                                        Director Since: 1993

Mr. Ashany has been employed by Allen & Company Incorporated, an investment banking company, since August 1988, and has been a Vice President and Director of that firm since September 1990 and February 1995, respectively. Mr. Ashany is also a director of Eco-Bat Technologies, plc, a lead smelter and battery recycler with operations in the United Kingdom, Germany, France, Italy and Austria.

ROBERT P. CHAMNESS
President and Chief Operating Officer
CFI ProServices, Inc.                                                 Age:  45
Portland, Oregon                                         Director Since:  1993

Mr. Chamness has served as President and Chief Operating Officer of the Company since July 1995 and served as Executive Vice President and General Counsel of the Company from April 1993 until he was appointed as President and Chief Operating Officer. From 1985 to March 1993, Mr. Chamness was a partner with the law firm of McKenna & Fitting, Los Angeles, California, and its predecessor. From 1990 to 1994, Mr. Chamness served as the Chair of the Consumer Financial Services Committee of the American Bar Association. Mr. Chamness has authored numerous compliance manuals for the American Bankers Association, including
manuals relating to the Truth in Savings Act and consumer lending.   In 1993, a
receiver was appointed for the business and property of McKenna & Fitting. On March 5, 1997, the Los Angeles County Superior Court issued an order approving a settlement agreement between the receiver and the former partners of McKenna & Fitting, including Mr. Chamness, thereby settling the obligations of such partners to the estate.

               MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                      CLASS 1
                                 (TERM ENDING 2000)

MATTHEW W. CHAPMAN
Chairman and Chief Executive Officer
CFI ProServices, Inc.                                                   Age 47
Portland, Oregon                                          Director Since: 1987

Mr. Chapman has served as the Company's Chief Executive Officer since
February 1988 and as its Chairman since February 1991. Mr. Chapman was President of the Company from August 1987 to April 1992 and became a director in September 1987. Prior to joining the Company, Mr. Chapman was outside counsel to the Company, and was a founding partner of the law firm of Farleigh, Wada & Witt, P.C. Mr. Chapman has previously served as a faculty member of the American Bankers Association National Graduate Compliance School and the Credit Union National Association Regulatory Compliance School. Mr. Chapman is a director of Microchip Technology, Incorporated, a Phoenix, Arizona manufacturer and supplier of programmable microchips. Mr. Chapman is also a Trustee of the University of Portland.

                                      CLASS 3
                                 (TERM ENDING 1999)

J. KENNETH BRODY
Chairman
ComPix Incorporated                                                    Age: 75
Portland, Oregon                                          Director Since: 1990

Mr. Brody has served as a director of the Company since May 1990 and a consultant to the Company since 1988. Since 1984, he has been the Chairman of ComPix Incorporated, a manufacturer of infrared thermal analysis devices.
Mr. Brody is also a Director of the U.S. Navy Memorial Foundation. From 1992 until December 1996, he served as a consultant to First Portland Corporation, and as a member of the management committee of Intercoastal Manufacturing, Co., a golf cart parts sales and services company.

ROBERT T. JETT
Executive Vice President, Product Development Division and Secretary
CFI ProServices, Inc.                                                  Age: 53
Portland, Oregon                                         Director Since:  1987

Mr. Jett has served as Executive Vice President and Secretary of the Company since April 1984. Mr. Jett is responsible for managing the Product Development Division. Prior to joining the Company, he managed the legal department of Evans Products Company, a diversified manufacturing company.

LORRAINE O. LEGG
President and Chief Executive Officer
TIS Financial Services, Inc.                                          Age:  58
San Francisco, California                                Director Since:  1995

Ms. Legg has served as President and Chief Executive Officer of TIS Financial Services, Inc., an asset securitization and management company, since its formation in 1984. Ms. Legg also serves as President, Chief Executive Officer and a director of TIS Mortgage Investment Company, a real estate investment trust. Prior to her involvement with TIS, Ms. Legg served as Vice President and Treasurer of Boise Cascade, a Fortune 500 forest products manufacturer, and in various management roles with affiliates of Boise Cascade. From 1967 through 1970, Ms. Legg was Vice President of the Federal National Mortgage Association, and was a principal architect of the GNMA mortgage-backed security. Ms. Legg is also a director of and President of Meridian Point Realty Trust '83, which is a fixed-life real estate investment company.

                 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held four regular meetings, five special meetings and took action pursuant to two unanimous written consents during the year ended December 31, 1997. There are five standing committees of the Board: the Audit, Compensation, Nominating, Executive and Proxy Committees. No Director attended fewer than 75 percent of all Board Meetings and Committee Meetings for which they served as members.

Until May 1997, the Audit Committee of the Board was comprised of Brian P. Murphy (Chair), Eran S. Ashany and Lorraine O. Legg, none of whom was otherwise employed by the Company. In May 1997, the composition was changed to include Eran S. Ashany (Chair), David Golden and Lorraine O. Legg, none of whom was otherwise employed by the Company. This Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reports regularly to the Board. The Audit Committee held two meetings during 1997.

During 1997, the Compensation Committee was comprised of Eran S. Ashany,
J. Kenneth Brody (Chair) and Lorraine O. Legg, none of whom was otherwise employed by the Company. This Committee reviews the performance of the executive officers and considers executive compensation data in making recommendations to the Board relating to salaries and incentive compensation for executives. The Compensation Committee also administers the Company's Stock Option Plans and grants stock options, and approves contributions to the Company's 401(k) profit sharing plan. The Compensation Committee held two meetings during 1997. See "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

During 1997, the Nominating Committee was comprised of J. Kenneth Brody, Robert
P. Chamness, Matthew W. Chapman, David G. Golden (Chair) and Lorraine O. Legg. This Committee recommends to the Board of Directors nominees for election as directors. Shareholders' suggestions for director nominees may be submitted to the Secretary of the Company for consideration by the Nominating Committee. The Nominating Committee met one time during 1997.

During 1997, the Executive Committee was comprised of J. Kenneth Brody, Matthew W. Chapman (Chair) and David Golden. This Committee is empowered to exercise all of the authority of the Board in the management of the Company except as otherwise may be provided by law. The Executive Committee met one time during 1997.

During 1997, the Proxy Committee was comprised of Robert P. Chamness, Matthew W. Chapman (Chair) and Robert T. Jett. This Committee votes shareholder proxies at the annual meeting and at any special meetings if appointed by shareholders in a written proxy. The Proxy Committee did not hold any meetings during 1997.

                                 BOARD COMPENSATION

In accordance with the terms of the Outside Directors Compensation and Stock Option Plan, outside directors receive an annual retainer of $5,000 for serving as members of the Board of Directors, and they receive 2,000 option shares per year, granted on the first business day following the annual meeting, with an exercise price equal to the fair market value of the Company's Common Stock at the close of trading on the last trading day prior to the issuance of the option. Options granted under the Outside Directors Compensation and Stock Option Plan are fully vested upon grant.

During 1997, the Company paid J. Kenneth Brody the sum of $12,000 for services as a consultant. Mr. Brody has served the Company as a consultant since 1988. The Company expects to retain Mr. Brody's services as a consultant in 1998 at approximately the same level of business for the same level of compensation.

                                    PROPOSAL 2.
                          RATIFY THE SELECTION OF AUDITORS

Shareholders are requested to ratify the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent public accountant for the Company for the 1998 fiscal year. Arthur Andersen LLP has served as the Company's independent public accountant since 1987. A representative of the firm of Arthur Andersen LLP is expected to attend the annual meeting and will have the opportunity to make a statement to the Company's shareholders and will be available to respond to appropriate questions. If shareholders do not ratify the appointment of Arthur Andersen LLP, this advisory vote will be taken into account by the Board of Directors in appointing auditors for the following fiscal year.

If a quorum is present at the Annual Meeting, Proposal 2 to ratify the appointment of Arthur Andersen LLP as independent accountants for the Company will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                    PROPOSAL 3.
                                   OTHER MATTERS

Management does not know of any other matters to be presented at the annual meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

                          NON-DIRECTOR EXECUTIVE OFFICERS

MICHAEL J. CLEMENT
Senior Vice President, Customer Support & Quality
 Assurance Division
CFI ProServices, Inc.
Portland, Oregon                                                       Age: 50

Mr. Clement joined the Company in October 1984 and has served as Senior Vice President, Customer Support & Quality Assurance Division since January 1998. From January 1993 until October 1995, Mr. Clement served as Senior Vice President of Customer Service. From October 1995 until May 1996 he served as Senior Vice President of the Standard Products Group. From June 1996 until January 1998 he served as Vice President of the Electronic Products Delivery Group. Prior to joining the Company, Mr. Clement was a Regional Vice President for Evans Financial Corp., a mortgage banking company.

DANIEL C. LARLEE
Vice President, Technology & Research Division and
  Chief Technology Officer
CFI ProServices, Inc.
Portland, Oregon                                                       Age: 46

Mr. Larlee joined the Company in April 1992 as its Director of Technology and became a Vice President and Chief Technology Officer of the Company in September 1994. In January 1998, Mr. Larlee was elected Vice President, Technology & Research Division and Chief Technology Officer. From May 1989 until he joined the Company, Mr. Larlee was Director of Technology for World Trade Services, a software and data processing services provider to businesses engaged in international trade. Mr. Larlee was Manager of Information Systems for Stereo Super Stores, an electronics retailer, from March 1987 to May 1989.

LOIS M. ROBERTS
Senior Vice President, Sales, Marketing &
  Customer Services Division
CFI ProServices, Inc.
Portland, Oregon                                                       Age: 52

Ms. Roberts joined the Company in May 1993 as its Operations Software Product Manager and was elected Vice President of Marketing and Corporate Communications in October 1995. In January 1998, Ms. Roberts was elected Senior Vice President, Sales, Marketing & Customer Services Division. Prior to joining the Company in 1993, Ms. Roberts served as the President of Quickor Net, Inc., a privately held data processing company located in Portland, Oregon.

KURT W. RUTTUM
Vice President, Finance & Administration Division and
  Chief Financial Officer
CFI ProServices, Inc.
Portland, Oregon                                                       Age: 38

Mr. Ruttum joined the Company in November 1997 as Vice President, Finance & Administration Division and Chief Financial Officer. From October 1996 until November 1997, Mr. Ruttum was Vice President and General Counsel for Phoenix Gold International, Inc., a manufacturer of car audio equipment. From February 1997 until November 1997, Mr. Ruttum also served as Secretary of Phoenix Gold International, Inc. Mr. Ruttum was an attorney with the law firm Tonkon Torp LLP in Portland, Oregon, where he emphasized corporate finance and securities matters, from 1986 through August 1996

JEFFREY P. STRICKLER
Vice President, Legal, Risk Management & Corporate Development Division,
  General Counsel and Assistant Secretary
CFI ProServices, Inc.
Portland, Oregon                                                       Age: 40

Mr. Strickler joined the Company in August 1994 as Corporate Counsel. He was elected General Counsel and Assistant Secretary in January 1996 and Vice President, Legal, Risk Management and Corporate Development Division, General Counsel and Assistant Secretary in January 1998. From January 1991 until joining the Company, Mr. Strickler served as Corporate Counsel for Cadre Technologies, Inc., a developer and manufacturer of software development automation products formerly located in Beaverton, Oregon. Mr. Strickler was an attorney with the law firm Perkins Coie in Portland, Oregon from 1985 to January 1991.

ERIC T. WAGNER
Senior Vice President, Product & Corporate Integration Division
CFI ProServices, Inc.
Dayton, Ohio                                                           Age: 48

Mr. Wagner joined the Company as Senior Vice President in November 1995 in connection with the Company's acquisition of Culverin Corporation, a developer and distributor of financial institution sales and service delivery software products ("Culverin"). In January 1998, Mr. Wagner was elected Senior Vice President, Product & Corporate Integration Division, with responsibility for managing CFI's Retail Delivery Products Group and integration of the Company's products and corporate organization. Mr. Wagner joined Culverin in 1979, and served as President and Director until its acquisition by the Company.

                                 SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 27, 1998, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each director, (ii) the "Named Executive Officers" (as defined under "Executive Compensation"), (iii) all persons known by the Company, based upon review of Schedules 13D and 13G filed with the Securities and Exchange Commission, to be beneficial owners of more than 5% of its Common Stock, and
(iv) all current executive officers and directors as a group. The Company had 5,001,837 shares issued and outstanding on February 27, 1998.


                                                      COMMON STOCK (A)
                                                ------------------------------
                                                NUMBER OF    PERCENT OF SHARES
 NAME AND ADDRESS OF BENEFICIAL OWNER            SHARES         OUTSTANDING
----------------------------------------------- ------------------------------
 Becker Capital Management (B)
 1211 SW 5th Avenue, Suite 2185
 Portland, Oregon 97204                         486,400            9.7%

 Wellington Management Co. (C)
 75 State Street
 Boston, Massachusetts  02109                   481,000            9.6%

 Brinson Partners Inc. (D)
 209 South Lasalle Street
 Chicago, Illinois 60604                        302,400            6.1%

 Matthew W. Chapman (E) (F)                     311,690            6.2%

 Robert T. Jett (G)                             147,180            2.9%

 Robert P. Chamness (H)                         111,000            2.2%

 Eran S. Ashany (I)                              97,919            2.0%

 Michael J. Clement (J)                          73,248            1.4%

 J. Kenneth Brody (K)                            23,000               *

 David G. Golden (L)                             12,448               *

 Eric T. Wagner                                  10,704               *

 Lorraine O. Legg (M)                             6,484               *

 All  directors and executive officers as
 a group (13 persons) (N)                       842,708           15.9%

--------------------------
*  Less than one percent

(A) Applicable percentage of ownership is based on 5,001,837 shares of Common Stock outstanding as of February 27, 1998 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after February 27, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(B) Becker Capital Management ("Becker") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1997, Becker, in its capacity as investment adviser, may be deemed to have beneficial ownership of 486,400 shares of common stock of CFI ProServices, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1997, Becker had sole voting and dispositive power with respect to all 486,400 shares.
(C) Wellington Management Company, LLP, ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1997, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 481,000 shares of common stock of CFI ProServices, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1997, WMC had shared voting power with respect to 256,000 shares and shared dispositive power with respect to all 481,000 shares.
(D) Brinson Partners Inc. ("Brinson") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1997, Brinson, in its capacity as investment adviser, may be deemed to have beneficial ownership of 302,400 shares of common stock of CFI ProServices, Inc. that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1997, Brinson had shared voting and dispositive power with respect to all 302,400 shares.
(E)  The address for such person is 400 S.W. 6th Avenue, Portland, Oregon 97204.
(F) Includes 40,000 shares issuable upon exercise of options exercisable within 60 days of February 27, 1998.
(G) Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of February 27, 1998.
(H) Includes 96,000 shares issuable upon exercise of options exercisable within 60 days of February 27, 1998.
(I) Includes 78,419 shares held in the name of Allen Investments III, a venture capital investment partnership. Mr. Ashany is an officer and director of Allen & Company Incorporated ("ACI"), the general partner of Allen Investments III, but he disclaims beneficial ownership of those 78,419 shares. Of the remaining 11,500 shares, 3,500 are owned of record by Mr. Ashany and 8,000 are issuable to Mr. Ashany upon exercise of options exercisable within 60 days of February 27, 1998. Does not include shares held of record by other officers and directors of ACI.
(J) Includes 73,248 shares issuable upon exercise of options exercisable within 60 days of February 27, 1998.
(K) Includes 8,000 shares issuable upon exercise of options exercisable within 60 days of February 27, 1998.
(L) Includes 8,000 shares issuable to Mr. Golden upon the exercise of options exercisable within 60 days of February 27, 1998.
(M) Includes 6,384 shares issuable upon exercise of options exercisable within 60 days of February 27, 1998.
(N) Includes 306,512 shares issuable upon exercise of options exercisable within 60 days of February 27, 1998 by all current directors and executive officers.

                               EXECUTIVE COMPENSATION

COMPENSATION SUMMARY
Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1997, 1996, and 1995, of the following persons: (i) the chief executive officer of the Company as of December 31, 1997 and (ii) the other four most highly compensated executive officers of the Company who were serving in that capacity as of December 31, 1997. The individuals described in (i) and (ii) above are referred to herein as the "Named Executive Officers".


                          SUMMARY COMPENSATION TABLE

                                                                                                                     Long Term
                                                                                                                    Compensation
                                                         Annual Compensation                                           Awards
                                                    ----------------------------                                    ------------
                                                                                               Securities            All Other
                                                                                               Underlying             Compen-
 Name and Principal Position            Year        Salary($)(A)        Bonus($)              Options ( #)         sation ($) (B)
-------------------------------         ----        ------------        --------              ------------         --------------
 Matthew W. Chapman                     1997          205,000                --                      --                11,180
   Chairman and Chief                   1996          172,500           172,500                 100,000                10,750
   Executive Officer                    1995          172,500            25,875                      --                10,450

 Robert P. Chamness                     1997          184,500                --                      --                11,180
   Director, President and Chief        1996          152,000           121,600                  50,000                10,750
   Operating Officer                    1995          144,500            18,240                  50,000                10,450

 Robert T. Jett                         1997          162,500                --                      --                11,180
   Director, Executive Vice             1996          137,000            78,090                  50,000                 9,439
   President and Secretary              1995          137,000            12,330                      --                 9,811

 Michael J. Clement                     1997          150,000                --                   5,000                 3,780
   Senior Vice President                1996          107,200             8,576                  10,000                 2,319
                                        1995          107,200            33,003                  10,000                 2,750

 Eric T. Wagner                         1997          150,000                --                      --                 3,980
   Senior Vice President                1996          120,000             1,200                      --                 2,437
                                        1995               --                --                      --                    --


(A) Includes amounts deferred by executive officers under the Company's 401(k) profit sharing plan.
(B) Stated amounts include Company contributions to the Company's 401(k) Retirement Plan, life insurance premiums, and automobile allowance as follows:


                             1997     1996    1995
                             ----     ----    ----
 Matthew W. Chapman        $3,200   $3,000  $3,000  401(k) Plan contribution
                              780      550     250  Life insurance premium
                            7,200    7,200   7,200  Automobile Allowance
 Robert P. Chamness         3,200    3,000   3,000  401(k) Plan contribution
                              780      550     250  Life insurance premium
                            7,200    7,200   7,200  Automobile Allowance
 Robert T. Jett             3,200    1,689   2,361  401(k) Plan contribution
                              780      550     250  Life insurance premium
                            7,200    7,200   7,200  Automobile Allowance
 Michael J. Clement         3,000    2,319   2,750  401(k) Plan contribution
                              780       --      --  Life Insurance premium
                               --       --      --  Automobile Allowance
 Eric T. Wagner             3,200    2,437      --  401(k) Plan contribution
                              780       --      --  Life Insurance premium
                               --       --      --  Automobile Allowance


STOCK OPTIONS GRANTED
The following table contains information concerning the grant of stock options under the Company's 1995 Consolidated Stock Option Plan (the "1995 Plan") to the named executive officers in the fiscal year ended December 31, 1997.

                         OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                               Potential
                                                                                                            Realizable Value
                                                                                                           At Assumed Annual
                                                                                                          Rates of Stock Price
                                                                                                            Appreciation for
                                                       Individual Grants                                     Option Term (B)
                                 --------------------------------------------------------------         -----------------------
                                  Number of        % of Total
                                 Securities          Options
                                 Underlying        Granted to
                                   Options        Employees in        Exercise       Expiration
           Name                  Granted (A)       Fiscal Year      Price ($/Sh.)       Date              5% ($)        10% ($)
----------------------          ------------      ------------      -------------    ----------         -----------------------
 Matthew W. Chapman                     --                 --               --            --                 --              --

 Robert P. Chamness                     --                 --               --            --                 --              --

 Robert T. Jett                         --                 --               --            --                 --              --

 Michael J. Clement                  5,000               5.6%           $20.00       1/21/07             62,889         159,374

 Eric T. Wagner                         --                 --               --            --                 --              --


     (A) Options granted in 1997 vest 20 percent per year on each of the five anniversary dates following the date of grant.
     (B) These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS
The following table provides information concerning the exercise of options during the fiscal year ended December 31, 1997 and unexercised options held as of December 31, 1997, with respect to the named executive officers.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES




                                                                              Number of
                                                                        Securities Underlying             Value of Unexercised
                                                                         Unexercised Options              In-The-Money Options
                                 Shares Acquired        Value               At FY-End (#)                   At FY-End ($) (B)
                                   On Exercise         Realized              Exercisable/                     Exercisable/
 Name                                  (#)             ($) (A)              Unexercisable                     Unexercisable
------------------------------------------------------------------------------------------------------------------------------
 Matthew W. Chapman                       --              --             20,000   / 80,000                     --   /     --

 Robert P. Chamness                   15,000           223,250           86,000   / 94,000                 93,000   / 93,000

 Robert T. Jett                           --              --             10,000   / 40,000                     --   /     --

 Michael J. Clement                       --              --             70,248   / 13,000                655,540   /  1,000

 Eric T. Wagner                           --              --                 --   /     --                     --   /     --


(A) Market value of the underlying securities at exercise date, minus exercise price of the options.
(B) Market value of the underlying securities at December 31, 1997, $12.25 per share, minus the exercise price of the unexercised options.


            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1997, the Compensation Committee was comprised of Eran S. Ashany,
J. Kenneth Brody (Chair) and Lorraine O. Legg, none of whom was otherwise employed by the Company.

In April 1995, the Company engaged Allen & Company Incorporated ("Allen") to provide it with certain financial advisory services, and agreed to pay Allen a retainer fee relating to such services in the amount of $10,000 per month for a term of two years. This agreement expired March 31, 1997. During 1997, the Company paid Allen $80,000, of which $50,000 was for services rendered during 1996 and $30,000 was for services rendered during 1997.

During 1997, the Company formed a Limited Liability Company ("LLC") with Pacific Securitization, a California corporation involved in asset securitization. The Company and Pacific Securitization each own 50 percent of the LLC. The LLC was formed to acquire and securitize standardized small business loans and credit lines originated by the Company's client banks and other regulated financial institutions. Lorraine Legg, a member of the Company's Board of Directors, has a 39.25 percent interest in Pacific Securitization.

                              STOCK PERFORMANCE GRAPH

The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and (c) an industry-specific index. The Company registered its Common Stock under the Securities Act of 1933, as amended, effective August 18, 1993. Accordingly, the following graph includes the required information from August 18, 1993 through the end of the last fiscal year (December 31, 1997). The broad-based market index used is the Russell 2000 market index ("Russell 2000") and the industry-specific index used is the Standard & Poors Computer Software & Services Index ("S&P CS").






                           Annual Percentage Return
                           Year Ended
                            ------------------------------------------------
 Company/Index              12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
-------------------------   --------  --------  --------  --------  --------
 CFI ProServices, Inc.        51.32     (6.09)    10.19    (4.20)   (14.04)
 S&P Software & Services      11.82     18.21     40.53    55.46     39.30
 Russell 2000                  7.07     (1.82)    28.44    16.49     22.36

                                     Indexed Returns
                             Base    Year Ended
                            Period   ----------------------------------------------------
 Company/Index             8/18/93   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
-------------------------  -------   --------   --------   --------   --------   --------
 CFI ProServices, Inc.     $100.00    $151.32    $142.11    $156.58    $150.00    $128.95
 S&P Software & Services    100.00     111.82     132.18     185.75     288.78     402.27
 Russell 2000               100.00     107.07     105.12     135.02     157.28     192.45


                  EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                         AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company entered into an Employment Agreement (the "Agreement") with Eric T. Wagner on November 21, 1995 when it acquired Culverin Corporation. The Agreement expires on November 20, 2000. The agreement provided Mr. Wagner with an initial annual base salary of $120,000, with adjustments made annually as determined by the Company's President, and incentive compensation based upon the achievement of certain performance objectives (determined in the manner described under "Report of the Compensation Committee on Executive Management Compensation - Incentive Compensation"). In the event that the Agreement is terminated by the Company for convenience or by Mr. Wagner for good reason, then Mr. Wagner is entitled to severance in an amount not more than the amount he would have received during the remaining term of the Agreement, but not less than the lesser of (i) the amount he received during the twelve month period immediately preceding the termination or (ii) the amount he would have received during the remaining term of the Agreement.

The Company has entered into Executive Retention Agreements with 15 officers of the Company, including the Named Executive Officers. The Executive Retention Agreements provide favorable severance benefits for the officers should their positions be diminished or terminated due to a change in control. Specifically, they authorize, upon the occurrence of certain events constituting a change-in-control, a severance payment to the officer of a single payment in cash equal to one and one half times the officer's annual compensation, including base, bonus and incentive compensation (three times annual compensation for nine executive officers, including all of the Named Executive Officers), at the rate in effect immediately prior to termination or at the rate in effect immediately prior to the change in control of the Company, whichever is greater. The officers may also receive certain other benefits in the event of a change in control, all of which are described in the Executive Retention Agreement.


                      REPORT OF THE COMPENSATION COMMITTEE ON
                         EXECUTIVE MANAGEMENT COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES
In administering the Company's executive compensation management program, the Compensation Committee is guided by the following principles:

     1. The principal purpose of the program is to attract, retain and motivate key employees.

     2. The program is based upon the achievement of measurable results, both short term and long term.

     3. The program must therefore be composed of short term and long term elements based upon short term and long term goals.

     4. A principal purpose of the program is to maximize the interest of the shareholders.

     5. Therefore, meaningful stock ownership by key employees and stock performance are important components of the plan.

     6. The base elements of the plan should be comparable to compensation paid by like companies for like responsibilities, but should provide opportunities for superior rewards based upon exceptional results.

     7.   Exceeding plan goals should materially increase rewards.

     8. The plan should reward not only Company performance, but also excellent individual performance.

     9.   The plan should provide internal equity.

ELEMENTS OF THE PROGRAM
The primary elements of the compensation program are the short-term components of base pay and incentive compensation and the long term component of stock options.

BASE PAY
The Company's executive compensation is based on the annual Financial Plan prepared by Company management and reviewed and adopted by its Board of Directors. The Plan provides the benchmark for the measurement of performance.

Surveys of companies in comparable industries are then used to set base pay. In establishing 1997 base pay, a study was conducted by Arthur Andersen LLP, using published surveys including the Watson Wyatt Data Services Top Management Compensation Report for 1996/1997 and Arthur Andersen LLP internal data. Some of the companies included in such surveys are also included in the industry specific index used by the Company in its stock performance graph. This process resulted in increases averaging 19.5 percent from 1996 to 1997.

INCENTIVE COMPENSATION
A critical principle here is the greater the responsibility and ability to affect results, the higher the proportion of salary paid as incentive compensation. For 1997, the incentive compensation for the Company's Named Executive Officers was based upon the achievement of Plan Performance Objectives, consisting of Personal Objectives and Financial Plan Objectives. Personal Objectives for each of the Named Executive Officers other than the Chief Executive Officer were set by the Chief Executive Officer. Personal Objectives for the Chief Executive Officer were set by the Compensation Committee.

For 100% achievement of Plan Performance Objectives, each of the Named Executive Officers was to receive a percentage of his base salary as set forth below (the "Plan Bonus Amount"):


 Matthew W. Chapman                                         100% of base salary
 Robert P. Chamness                                          90% of base salary
 Robert T. Jett                                              60% of base salary
 Michael J. Clement                                          50% of base salary
 Eric T. Wagner                                              50% of base salary

Entitlement to incentive compensation begins upon achievement of least 70% of Plan Performance Objectives, provided that no incentive compensation may be awarded unless the Company achieves at least 70% of the Financial Plan Objectives. In the event the Company achieves between 70% and 100% of the Financial Plan Objectives, the Named Executive Officers would be entitled to receive a proportional amount of the incentive compensation they would be entitled to receive for achieving 100% of the Plan Performance Objectives (3-1/3% for each 1% increase between 70% and 100% of the Financial Plan Objectives). In the event that the Company achieves in excess of 100%, but not more than 120%, of the Financial Plan Objectives, the Named Executive Officers may be awarded an additional bonus in an amount equal to 1% (2% for the Named Executive Officers who are also Directors of the Company) of such officer's Plan Bonus Amount for each 1% that the Company's financial performance exceeds Financial Plan Objectives. No incentive compensation shall be paid with respect to financial performance in excess of 120% of the Company's Financial Plan Objectives.

While the Company's program is intended to provide competitive base pay for its executives, it is designed to provide higher than competitive rewards for outstanding performance.

Although the Company achieved 74.5% of the 1997 Financial Plan Objectives, the Company's management recommended that the Board of Directors not authorize incentive compensation bonuses to the Company's management employees who are subject to the incentive compensation plans described above. As a result, the Board of Directors determined that no bonuses were paid to the Named Executive Officers under this bonus plan related to 1997 performance.

STOCK OPTION PLANS
Stock options provide the long-term element of the compensation program. The Compensation Committee also administers the Company stock option plans. The largest number of stock option shares are granted to those executive officers of the Company who are in a position to most significantly advance the Company's long term goals. Except in the case of initial hires, such grants are made annually, following annual focal point reviews and salary adjustments. Most of the Company's option agreements include a five-year vesting schedule, which furthers retention of key executives. A stock option grant is intended to encourage substantial stock ownership by executive officers and to make the risks and rewards of stock ownership a principal determinant in the motivation and performance of management. Stock ownership and prospective stock ownership related to the stock ownership program are intended to insure the unity of the interests of management and the shareholders.

Since its inception, the Company has followed a policy of extending stock options to a broad base of employees below the executive management level for the purpose of strengthening employee loyalty to and identity with the Company, and motivating employee interest in the Company's success. The Company has never repriced its stock options.

COMPANY PERFORMANCE AND CEO COMPENSATION
For 1997, Matthew W. Chapman's base salary, as approved by the Compensation Committee, was $205,000. The base salary was determined using the same method as for other executive officers as discussed above under "Base Pay." As discussed under the heading "Incentive Compensation" above, although the company achieved 74.5% of the 1997

Financial Plan Objectives and Mr. Chapman achieved 100% of his personal objectives (as determined by the Company's Board of Directors), Mr. Chapman did not receive a bonus related to 1997 performance.

DEDUCTIBILITY LIMITATIONS UNDER SECTION 162(m) OF INTERNAL REVENUE CODE
The Company has not adopted a policy with respect to executive compensation in excess of $1,000,000 a year and has not paid such compensation. The Company will continue to review existing limitations on the tax deductibility of such compensation.

COMPENSATION COMMITTEE
Eran S. Ashany            Lorraine O. Legg
J. Kenneth Brody (chair)

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company engaged the services of Michaels Printing, Inc. for purposes of printing and related services, for which the Company paid an aggregate of
approximately $27,347 during 1997.   Robert Jett, Executive Vice President,
Secretary and a member of the Board of Directors of the Company, is the brother of Michael Jett, an equity owner of Michaels Printing, Inc. The Company believes that the terms and conditions under which printing orders have been made with Michaels Printing have been based on competitive prices for similar services available within the Portland metropolitan area. The Company expects to continue this business relationship in 1998.

In April 1995, the Company engaged Allen & Company Incorporated ("Allen") to provide it with certain financial advisory services, and agreed to pay Allen a retainer fee relating to such services in the amount of $10,000 per month for a term of two years. This agreement expired March 31, 1997. During 1997, the Company paid Allen $80,000, of which $50,000 was for services rendered during 1996 and $30,000 was for services rendered during 1997.

During 1997, the Company formed a Limited Liability Company ("LLC") with Pacific Securitization, a California corporation involved in asset securitization. The Company and Pacific Securitization each own 50 percent of the LLC. The LLC was formed to acquire and securitize standardized small business loans and credit lines originated by the Company's client banks and other regulated financial institutions. Lorraine Legg, a member of the Company's Board of Directors, has a 39.25 percent interest in Pacific Securitization.

Pursuant to a Stock Sale and Purchase Agreement (the "Agreement") entered into by the Company in connection with its acquisition of all of the issued and outstanding common stock of Culverin Corporation in November 1995, Eric Wagner, a former Culverin shareholder, received $1,177,877 cash paid in installments through December 31, 1997, and 10,704 shares of the Company's Common Stock on January 1, 1998. Certain other contingent payments will be made on an annual basis through December 31, 2000. The contingent payments will be equal to specified percentages of the Company's revenues (as such term is defined in the Agreement) attributable to the licensing of certain products in each fiscal year during such period. Contingent payments earned in 1998, 1999, and 2000 may be made, at the Company's option, either in cash or in combination of cash and the Company's Common Stock. The aggregate payments to be made by the Company pursuant to the Agreement to all former Culverin shareholders, including
Mr. Wagner, cannot exceed $10 million.

              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and officers and persons owning more than 10% of the Company's Common Stock to file reports of initial ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late filings of those reports made during the past fiscal year. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 1997, the Company's officers, directors and ten percent shareholders complied with all applicable
Section 16(a) filing requirements.

                               SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be presented at the Company's 1999 Annual Meeting must be received by the Company at its principal executive office no later than December 8, 1998 in order to be included in the Company's 1999 Proxy Statement and proxy card.
                              By Order of the Board of Directors,


                              Robert T. Jett
                              SECRETARY

Portland, Oregon
April 7, 1998

                                CFI PROSERVICES, INC.
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 1998

The undersigned hereby names, constitutes and appoints Matthew W. Chapman and Robert P. Chamness, and each of them with the power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of CFI ProServices, Inc. (the "Company") to be held at 10:00 a.m. Pacific Daylight Time on Friday, May 15, 1998, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned, with all the powers that the undersigned would possess if he were personally present.

1.   PROPOSAL 1--Election of Directors  / /  FOR all nominees, except as marked to the contrary in the list below.

                                        / /  WITHHOLD AUTHORITY to vote for all
                                             nominees listed below.

To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below:
                              ERAN S. ASHANY                ROBERT P. CHAMNESS


           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF
                              THE NOMINEES NAMED ABOVE.

2. PROPOSAL 2--To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1998.

     FOR PROPOSAL 2  / /   AGAINST PROPOSAL 2  / /   ABSTAIN ON PROPOSAL 2  / /

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                                APPROVAL OF PROPOSAL 2

3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote at their discretion and in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.


                         -----------------------------------
                         Shares held


                         -----------------------------------
                         Social Security Number


                         -----------------------------------
                         Shareholder (sign name)
                         I do (   ) do not (   ) plan to attend the meeting.
                         (Please check)

                         The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's Secretary at the Company's corporate offices at 400 S.W. Sixth Avenue, Portland, Oregon 97204, prior to the Annual Meeting. The power of the Proxy holder shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.


Signature(s)______________________________________     Dated_______, 1998
     NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.